Exhibit 99.1

Summit Materials, Inc. Reports Fourth Quarter and Full Year 2022 Results
Record Safety Performance
Record Annual Organic Pricing Growth for All Lines of Business
Record Annual Operating Income
DENVER, CO. - (February 15, 2023) - Summit Materials, Inc. (NYSE: SUM) (“Summit,” “Summit Materials,” "Summit Inc." or the “Company”), a leading vertically integrated construction materials company, today announced results for the fourth quarter and full year ended December 31, 2022. All comparisons are versus the quarter ended January 1, 2022 unless noted otherwise.

	Three months ended			Year ended
($ in thousands , except per share amounts)	December 31, 2022	January 1, 2022	% Chg vs. PY	December 31, 2022	January 1, 2022	% Chg vs. PY
Net revenue	$511,662	$553,426	(7.5)%	$2,222,084	$2,232,696	(0.5)%
Operating income	65,044	57,184	13.7%	269,047	253,065	6.3%
Net income	30,326	44,390	(31.7)%	275,943	154,281	78.9%
Basic EPS	$0.25	$0.36	(30.6)%	$2.27	$1.27	78.7%

Adjusted Cash Gross Profit	161,618	161,604	—%	649,345	673,259	(3.6)%
Adjusted EBITDA	119,291	124,272	(4.0)%	491,476	520,082	(5.5)%

"Our fourth quarter caps a year of tremendous strategic progress. I am proud that, despite challenging macro conditions, in 2022 Summit Materials effectively completed our divestiture program, further fortified our balance sheet, set an Elevate Summit high water mark for ROIC, returned over $100 million to shareholders, and delivered record organic pricing growth across all lines of business," commented Anne Noonan, Summit Materials President and CEO. "Thanks to our team's dedicated focus on our Elevate Summit strategy we navigated dynamic market conditions and delivered admirable financial results consistent with the expectations we previously laid out. Achieving solid Adjusted EBITDA growth on a pro forma basis in the midst of historic cost inflation represents very strong operating performance and provides substantial momentum heading into 2023.

"More importantly, as we look to 2023, we strongly believe that the outlook we provide today is both achievable and appropriate given the level of uncertainty in the marketplace. We are well positioned and prepared to execute on the commercial and operational plans that are within our control with especially strong tailwinds from pricing expected in the year ahead. That said, cost trends and residential end market visibility are cause for a certain amount of managerial caution as we move into 2023. We believe we are taking a balanced, if not prudent, approach in setting expectation for next year and will leverage Summit's organizational agility to mitigate risk and capitalize on all market opportunities available to us."

Brian Harris, CFO of Summit Materials added, "The portfolio optimizing transactions we've completed since the launch of Elevate Summit together with a materials-led approach to M&A not only enhances our product mix and profitability, but also strengthens our balance sheet and the economic durability of our company. We continue to pursue a capital allocation approach that first prioritizes investments in high return organic and inorganic opportunities and then looks to opportunistically return capital to shareholders. This, coupled with sound operational execution, is a powerful combination to drive attractive shareholder value."

2023 Guidance

For the full year 2023, Summit is currently projecting Adjusted EBITDA of approximately $480 million to $520 million and expects 2023 capital expenditures of approximately $220 million to $240 million including greenfield projects.

Adjusted EBITDA is a non-GAAP measure. Refer to the “Non-GAAP Financial Measures” section for more information. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Full Year 2022 | Total Company Results

Net revenue decreased $10.6 million, or 0.5% in 2022 to $2.2 billion, as strong pricing growth across all lines of business nearly offset lower volumes and the impact of divestitures.

Operating income increased $16.0 million, or 6.3% in 2022 to $269.0 million, as higher revenue combined with lower depreciation, depletion, and amortization as well as lower general and administrative expenses more than offset higher cost of revenue. Summit's operating margin percentage for 2022 increased to 12.1% from 11.3% in 2021, due to the factors noted above.

Net income attributable to Summit Inc. increased to $272.1 million, or $2.27 per basic share, compared to $152.2 million, or $1.27 per basic share in the comparable prior year period. Summit reported adjusted diluted net income of $153.9 million, or $1.27 per adjusted diluted share as compared to $138.4 million, or $1.14 per adjusted diluted share in the prior year period.

Adjusted EBITDA decreased $28.6 million, or 5.5% to $491.5 million, primarily due to a decrease of $40.9 million from divestitures.

Fourth Quarter 2022 | Total Company Results

Net revenue decreased $41.8 million, or 7.5% in the fourth quarter to $511.7 million, as increases in average sales prices across all lines of business were more than offset by lower volumes, which includes the impact of divestitures.

Operating income increased $7.9 million, or 13.7% in the fourth quarter to $65.0 million, due to lower depletion, amortization and accretion expenses as well as gains on the sale of property, plant and equipment. Summit's operating margin percentage for the three months ended December 31, 2022 increased to 12.7% from 10.3%, from the comparable period a year ago.

Net income attributable to Summit Inc. decreased to $29.8 million, or $0.25 per basic share, compared to $43.8 million, or $0.36 per basic share in the comparable prior year period. Summit reported adjusted diluted net income of $38.3 million, or $0.32 per adjusted diluted share as compared to $34.0 million, or $0.28 per adjusted diluted share in the prior year period.

Adjusted EBITDA decreased $5.0 million, or 4.0% to $119.3 million reflecting the impact of divestitures and inflationary cost of revenue conditions that more than offset pricing gains and lower general and administrative expenses relative to the prior year period. Excluding the impacts of acquisitions and divestitures, Adjusted EBITDA would have grown in the fourth quarter.

Full Year 2022 | Results by Line of Business

Aggregates Business: Aggregates net revenues increased $10.8 million to $584.0 million in 2022. Aggregates adjusted cash gross profit margin decreased to 48.5% in 2022 as compared to 51.7% in 2021. Aggregates sales volume decreased 7.3% in 2022, primarily reflecting the impact of divestitures and unfavorable weather conditions. Excluding divestitures, organic sales volume decreased 2.8% in 2022. By market, volume performance was strongest in Virginia, Houston, and the Intermountain West. 2022 was a record pricing year as average selling prices for aggregates increased 8.2% fueled by 10.4% pricing growth in the West Segment and 7.3% pricing growth in the East Segment.

Cement Business: Cement Segment net revenues increased 20.0% to $357.7 million in 2022. Cement Segment adjusted cash gross profit margin of 39.6% in 2022 was relatively flat compared to 2021 adjusted cash gross profit margin of 39.9%. Sales volume of cement increased 4.2% and average selling prices increased 12.0% in 2022.

Products Business: Products net revenues decreased 4.8% in 2022. Products adjusted cash gross profit margin of 17.1% in 2022 decreased from 18.3% in 2021. Ready-mix concrete average selling prices increased 13.3% reflecting inflation-justified price increases and sales volumes decreased 13.5%, which includes the impact of divestitures. Ready-mix volumes in Houston and Salt Lake City, the Company's two primary residential markets, decreased 4.3% and 4.7%, respectively in 2022. Average selling prices for asphalt increased 19.0% with pricing growth across both reporting segments. Asphalt volume decreased 26.4% due to the divestiture of a paving business in 2021.

Fourth Quarter 2022 | Results by Line of Business

Aggregates Business: Aggregates net revenues decreased by $6.4 million to $135.6 million in the fourth quarter. Aggregates adjusted cash gross profit margin increased to 47.8% in the fourth quarter as compared to 45.7% in the prior year period. Aggregates sales volume decreased 17.0% in the fourth quarter due primarily to divestitures in the East Segment. Organic aggregates sales volumes declined 12.0% driven by a combination of unfavorable weather conditions, supply chain related disruptions, and moderating residential demand. Average selling prices for aggregates increased 13.9% in the fourth quarter with growth across all markets and led by the strongest gains in Texas, the Intermountain West, and the Carolinas.

Cement Business: Cement Segment net revenues increased 23.6% to $97.9 million in the fourth quarter. Cement Segment adjusted cash gross profit margin increased to 47.1% in the fourth quarter, compared to 42.7% in the prior year period as strong pricing gains more than offset higher variable costs and a greater proportion of sales from imports. Sales volume of cement increased 1.7% reflecting a healthy demand environment. Average selling prices increased 16.6% in the fourth quarter driven by compounding pricing actions taken in 2022 and an ongoing focus to improve customer mix.

Products Business: Products net revenues were $221.5 million in the fourth quarter, compared to $263.2 million in the prior year period. Products adjusted cash gross profit margin decreased to 17.1% in the fourth quarter, versus 18.3% in the prior year period. Organic average sales price for ready-mix concrete increased 20.7% driven by pricing growth across all markets, with strong, double-digit growth in Texas and the Intermountain West. Organic sales volumes of ready-mix concrete decreased 16.3% due to wet conditions, particularly in Texas and, to a lesser extent, moderating residential activity. Organic average selling prices for asphalt increased 19.3%, driven by strong pricing gains in North Texas and the Intermountain West. Organic asphalt sales volume decreased 12.3% as volume growth in the Intermountain West was more than offset by lower sales volumes in North Texas.

Full Year 2022 | Results By Reporting Segment

West Segment: The West Segment operating income increased 6.2% to $181.8 million and Adjusted EBITDA increased 3.3% to $280.6 million in 2022. Aggregates revenue in 2022 increased 9.0% driven by a 10.4% increase in average sales prices that was only partially offset by a 1.3% decrease in volume. Despite lower volumes in Texas and the Intermountain West, ready-mix concrete revenue in 2022 increased 9.5% with average sales price growth of 14.3% including double-digit pricing growth in Houston and Salt Lake City. Asphalt revenue increased by 3.7% as volumes decreased 10.2% due to a divestiture in the second quarter 2021 that was more than offset by 17.7% growth in average selling prices in 2022.

East Segment: The East Segment operating income decreased 28.6% to $64.6 million and Adjusted EBITDA decreased 28.8% to $129.2 million in 2022 due primarily to divestitures. Aggregates revenue decreased 7.1% despite 7.3% growth in average selling prices as volumes declined 13.4% due primarily to divestitures and unfavorable weather conditions. Ready-mix concrete revenue decreased 40.6% as volumes decreased by 44.1%, partially offset by average selling price growth of 6.4%. Asphalt revenue decreased 52.2% with volumes down 54.7% due to divestitures. Asphalt average selling prices increased 17.3% on higher liquid asphalt index prices across several markets.

Cement Segment: The Cement Segment operating income increased 34.8% to $89.2 million. Adjusted EBITDA increased 7.2% to $125.6 million in 2022 as demand conditions supported volume and pricing growth. The segment reported growth in sales volumes and average selling prices of 4.2% and 12.0%, respectively in 2022.

Fourth Quarter 2022 | Results By Reporting Segment

West Segment: The West Segment operating income increased 7.6% to $38.2 million and Adjusted EBITDA increased 8.5% to $64.9 million in the fourth quarter due primarily to pricing gains that more than offset lower volumes and inflationary cost conditions. Aggregates revenue in the fourth quarter increased 4.2% as 20.9% pricing growth was partially offset by 13.8% volume declines. Pricing growth was strongest in Texas and Salt Lake City and followed by more moderate growth in British Columbia. Ready-mix concrete revenue in the fourth quarter increased 2.1% driven by 20.6% pricing growth and only partially offset by lower volumes, particularly in Houston. Lower aggregates and ready-mix volumes in Texas were due, in part, to wet weather conditions. Asphalt revenue increased 4.2% in the fourth quarter as sales prices increased 18.9% and volumes decreased 12.4% in the period.

East Segment: The East Segment operating income decreased 28.2% to $15.2 million and Adjusted EBITDA decreased 30.2% to $30.3 million in the fourth quarter reflecting the impact of divestitures. The impact from divestitures on Adjusted EBITDA was approximately $13.6 million in the period. Aggregates revenue decreased 13.4% versus the prior year period. Organic aggregates volumes decreased 9.8% driven, in part, by wet conditions in the Carolinas. Aggregates pricing increased 8.4% with double-digit growth in the Carolinas followed by high-single-digit growth in Northern Kansas, Missouri, and Virginia. Ready-mix concrete revenue decreased 50.8% due primarily to divestitures and despite average selling price growth of 10.4% in the period. Due to divestitures, asphalt revenue decreased 81.4%.

Cement Segment: The Cement Segment operating income increased 64.4% to $33.5 million in the fourth quarter. Adjusted EBITDA increased $6.7 million as revenue growth combined with greater contribution from Green America Recycling to more than offset inflationary conditions. In the fourth quarter, the Cement Segment reported a volume increase of 1.7% and average selling price growth of 16.6%.

Liquidity and Capital Resources

As of December 31, 2022, the Company had $520.5 million in cash and $1.5 billion in debt outstanding. The Company's $345 million revolving credit facility has $325.2 million available after outstanding letters of credit. In January 2023, the Company amended its senior secured revolving credit facility, increasing the total availability to $395 million and extending the maturity date to January 2028.

For the year ended December 31, 2022, cash flow provided by operations was $284.1 million and cash paid for capital expenditures was $266.7 million.

As of December 31, 2022, approximately $149.0 million remained available for share repurchase under the share repurchase program.

Webcast and Conference Call Information

Summit Materials will conduct a conference call on Thursday, February 16, 2023, at 1:00 p.m. eastern time (11:00 a.m. mountain time) to review the Company’s fourth quarter and full year 2022 financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

A webcast of the fourth quarter and full year results conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com or at the following link:
https://events.q4inc.com/attendee/534973317.

To participate in the live teleconference for fourth quarter and full year 2022 financial results:

Domestic Live: 1-888-330-3416
International Live: 1-646-960-0820
Conference ID: 1542153

To listen to a replay of the teleconference, which will be available through February 23, 2023:

Domestic Replay: 1-800-770-2030
International Replay: 1-647-362-9199
Conference ID: 1542153

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets. For more information about Summit Materials, please visit www.summit-materials.com.

Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as Adjusted Net Income (Loss), Adjusted Diluted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our Adjusted Net Income (Loss), Adjusted Diluted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.

Adjusted EBITDA, Adjusted EBITDA Margin, and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA, Adjusted EBITDA Margin and other non-GAAP measures on a supplemental basis.

Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Adjusted Net Income (Loss), Adjusted Diluted Net Income, Adjusted Diluted EPS, Free Cash Flow, Net Leverage and Net Debt reflect additional ways of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure. Reconciliations of the non-GAAP measures used in this press release are included in the attached tables.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the effect of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be realized. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Summit Inc.’s Annual Report on Form 10-K for the fiscal year ended January 1, 2022, as filed with the SEC, and any factors discussed in the section entitled “Risk Factors” in any of our subsequently filed SEC filings.

-	our dependence on the construction industry and the strength of the local economies in which we operate, including residential;

-	the cyclical nature of our business;

-	risks related to weather and seasonality;

-	risks associated with our capital-intensive business;

-	competition within our local markets;

-	our ability to execute on our acquisition strategy and portfolio optimization strategy, successfully integrate acquisitions with our existing operations and retain key employees of acquired businesses;

-	our dependence on securing and permitting aggregate reserves in strategically located areas;

-	the impact of rising interest rates;

-	declines in public infrastructure construction and delays or reductions in governmental funding, including the funding by transportation authorities, the federal government and other state agencies;

-	our reliance on private investment in infrastructure, which may be adversely affected by periods of economic stagnation and recession;

-	environmental, health, safety and climate change laws or governmental requirements or policies concerning zoning and land use;

-	rising prices for, or more limited availability of, commodities, labor and other production and delivery inputs as a result of inflation, supply chain challenges or otherwise;

-	conditions in the credit markets;

-	our ability to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us;

-	material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications;

-	cancellation of a significant number of contracts or our disqualification from bidding for new contracts;

-	special hazards related to our operations that may cause personal injury or property damage not covered by insurance;

-	unexpected factors affecting self-insurance claims and reserve estimates;

-	our substantial current level of indebtedness, including our exposure to variable interest rate risk;

-	our dependence on senior management and other key personnel, and our ability to retain and attract qualified personnel;

-	supply constraints or significant price fluctuations in the electricity and petroleum-based resources that we use, including diesel and liquid asphalt;

-	climate change and climate change legislation or regulations;

-	unexpected operational difficulties;

-	costs associated with pending and future litigation;

-	interruptions in our information technology systems and infrastructure; including cybersecurity and data leakage risks; and

-	potential labor disputes, strikes, other forms of work stoppage or other union activities;

-	the impact of the COVID-19 pandemic, and responses to it, including vaccine mandates, or any similar crisis, on our business.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. Any forward-looking statement that we make herein speaks only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
($ in thousands, except share and per share amounts)

	Three months ended		Year ended
	December 31,	January 1,	December 31,	January 1,
	2022	2022	2022	2022
	(unaudited)	(unaudited)	(audited)	(audited)
Revenue:
Product	$447,784	$479,313	$1,933,530	$1,923,285
Service	63,878	74,113	288,554	309,411
Net revenue	511,662	553,426	2,222,084	2,232,696
Delivery and subcontract revenue	40,612	43,242	190,438	176,973
Total revenue	552,274	596,668	2,412,522	2,409,669
Cost of revenue (excluding items shown separately below):
Product	302,056	334,371	1,344,944	1,314,416
Service	47,988	57,451	227,795	245,021
Net cost of revenue	350,044	391,822	1,572,739	1,559,437
Delivery and subcontract cost	40,612	43,242	190,438	176,973
Total cost of revenue	390,656	435,064	1,763,177	1,736,410
General and administrative expenses	50,684	50,274	190,218	196,728
Depreciation, depletion, amortization and accretion	49,967	55,715	200,450	229,366
Gain on sale of property, plant and equipment	(4,077)	(1,569)	(10,370)	(5,900)
Operating income	65,044	57,184	269,047	253,065
Interest expense	24,241	19,704	86,969	92,240
Loss on debt financings	1,737	—	1,737	6,016
Tax receivable agreement expense (benefit)	612	(6,779)	1,566	(6,779)
Loss (gain) on sale of businesses	1,984	(4,692)	(172,389)	(20,011)
Other income, net	(5,368)	(6,317)	(10,324)	(17,038)
Income from operations before taxes	41,838	55,268	361,488	198,637
Income tax expense	11,512	10,878	85,545	44,356
Net income	30,326	44,390	275,943	154,281
Net income attributable to Summit Holdings (1)	491	552	3,798	2,097
Net income attributable to Summit Inc.	$29,835	$43,838	$272,145	$152,184
Earnings per share of Class A common stock:
Basic	$0.25	$0.36	$2.27	$1.27
Diluted	$0.25	$0.36	$2.26	$1.26
Weighted average shares of Class A common stock:
Basic	118,542,728	120,804,241	119,894,444	119,629,294
Diluted	119,159,955	121,692,811	120,628,459	120,721,146
________________________________________________________
(1) Represents portion of business owned by pre-IPO investors rather than by Summit.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
($ in thousands, except share and per share amounts)

	December 31,	January 1,
	2022	2022
Assets
Current assets:
Cash and cash equivalents	$520,451	$380,961
Accounts receivable, net	256,669	287,226
Costs and estimated earnings in excess of billings	6,510	7,600
Inventories	212,491	180,760
Other current assets	20,787	11,827
Current assets held for sale	1,468	1,236
Total current assets	1,018,376	869,610
Property, plant and equipment, net	1,813,702	1,842,908
Goodwill	1,132,546	1,163,750
Intangible assets, net	71,384	69,396
Deferred tax assets	136,986	204,566
Operating lease right-of-use assets	37,889	30,150
Other assets	44,809	58,745
Total assets	$4,255,692	$4,239,125
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$5,096	$6,354
Current portion of acquisition-related liabilities	13,718	13,110
Accounts payable	104,031	128,232
Accrued expenses	119,967	147,476
Current operating lease liabilities	7,296	6,497
Billings in excess of costs and estimated earnings	5,739	7,401
Total current liabilities	255,847	309,070
Long-term debt	1,488,569	1,591,019
Acquisition-related liabilities	29,051	33,369
Tax receivable agreement liability	327,812	326,548
Noncurrent operating lease liabilities	35,737	28,880
Other noncurrent liabilities	106,686	127,027
Total liabilities	2,243,702	2,415,913
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 118,408,655 and 118,705,108 shares issued and outstanding as of December 31, 2022 and January 1, 2022, respectively	1,185	1,188
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 99 shares issued and outstanding as of December 31, 2022 and January 1, 2022	—	—
Additional paid-in capital	1,404,122	1,326,340
Accumulated earnings	590,895	478,956
Accumulated other comprehensive income	3,084	7,083
Stockholders’ equity	1,999,286	1,813,567
Noncontrolling interest in Summit Holdings	12,704	9,645
Total stockholders’ equity	2,011,990	1,823,212
Total liabilities and stockholders’ equity	$4,255,692	$4,239,125

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
($ in thousands)

	Year ended
	December 31,	January 1,
	2022	2022
Cash flows from operating activities:
Net income	$275,943	$154,281
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	212,501	235,278
Share-based compensation expense	18,347	19,705
Net gain on asset and business disposals	(182,263)	(25,559)
Non-cash loss on debt financings	915	2,116
Change in deferred tax asset, net	69,568	24,685
Other	(1,447)	(2,249)
Decrease (increase) in operating assets, net of acquisitions and dispositions:
Accounts receivable, net	10,749	(31,292)
Inventories	(63,247)	3,815
Costs and estimated earnings in excess of billings	(4,960)	(394)
Other current assets	(7,368)	(2,483)
Other assets	(6,946)	7,748
(Decrease) increase in operating liabilities, net of acquisitions and dispositions:
Accounts payable	(9,218)	4,593
Accrued expenses	(25,200)	(7,030)
Billings in excess of costs and estimated earnings	(768)	(7,138)
Tax receivable agreement liability	1,264	4,868
Other liabilities	(3,772)	(19,015)
Net cash provided by operating activities	284,098	361,929
Cash flows from investing activities:
Acquisitions, net of cash acquired	(22,730)	(19,513)
Purchases of property, plant and equipment	(266,733)	(211,982)
Proceeds from the sale of property, plant and equipment	15,374	11,674
Proceeds from sale of businesses	373,073	128,337
Other	(3,162)	236
Net cash provided by (used in) investing activities	95,822	(91,248)
Cash flows from financing activities:
Debt issuance costs	(1,557)	—
Payments on debt	(122,536)	(329,010)
Payments on acquisition-related liabilities	(13,428)	(10,360)
Distributions from partnership	(678)	—
Repurchases of common stock	(100,980)	—
Proceeds from stock option exercises	213	32,451
Other	(27)	(1,008)
Net cash used in financing activities	(238,993)	(307,927)
Impact of foreign currency on cash	(1,437)	26
Net increase (decrease) in cash	139,490	(37,220)
Cash and cash equivalents—beginning of period	380,961	418,181
Cash and cash equivalents—end of period	$520,451	$380,961

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Revenue Data by Segment and Line of Business
($ in thousands)

	Three months ended		Year ended
	December 31,	January 1,	December 31,	January 1,
	2022	2022	2022	2022
Segment Net Revenue:
West	$288,881	$282,530	$1,272,041	$1,169,466
East	124,836	191,653	592,307	764,996
Cement	97,945	79,243	357,736	298,234
Net Revenue	$511,662	$553,426	$2,222,084	$2,232,696

Line of Business - Net Revenue:
Materials
Aggregates	$135,596	$141,956	$583,993	$573,157
Cement (1)	90,660	74,128	332,518	282,081
Products	221,528	263,229	1,017,019	1,068,047
Total Materials and Products	447,784	479,313	1,933,530	1,923,285
Services	63,878	74,113	288,554	309,411
Net Revenue	$511,662	$553,426	$2,222,084	$2,232,696

Line of Business - Net Cost of Revenue:
Materials
Aggregates	$70,809	$77,103	$300,576	$276,756
Cement	44,511	40,308	190,838	163,108
Products	183,548	215,127	842,890	872,132
Total Materials and Products	298,868	332,538	1,334,304	1,311,996
Services	51,176	59,284	238,435	247,441
Net Cost of Revenue	$350,044	$391,822	$1,572,739	$1,559,437

Line of Business - Adjusted Cash Gross Profit (2):
Materials
Aggregates	$64,787	$64,853	$283,417	$296,401
Cement (3)	46,149	33,820	141,680	118,973
Products	37,980	48,102	174,129	195,915
Total Materials and Products	148,916	146,775	599,226	611,289
Services	12,702	14,829	50,119	61,970
Adjusted Cash Gross Profit	$161,618	$161,604	$649,345	$673,259

Adjusted Cash Gross Profit Margin (2)
Materials
Aggregates	47.8%	45.7%	48.5%	51.7%
Cement (3)	47.1%	42.7%	39.6%	39.9%
Products	17.1%	18.3%	17.1%	18.3%
Services	19.9%	20.0%	17.4%	20.0%
Total Adjusted Cash Gross Profit Margin	31.6%	29.2%	29.2%	30.2%
________________________________________________________
(1) Net revenue for the cement line of business excludes revenue associated with hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue.
(2) Adjusted cash gross profit is calculated as net revenue by line of business less net cost of revenue by line of business. Adjusted cash gross profit margin is defined as adjusted cash gross profit divided by net revenue.
(3) The cement adjusted cash gross profit includes the earnings from the waste processing operations, cement swaps and other products. Cement line of business adjusted cash gross profit margin is defined as cement adjusted cash gross profit divided by cement segment net revenue.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Volume and Price Statistics
(Units in thousands)

	Three months ended		Year ended
Total Volume	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Aggregates (tons)	13,036	15,701	59,525	64,185
Cement (tons)	646	635	2,533	2,431
Ready-mix concrete (cubic yards)	1,082	1,450	5,043	5,831
Asphalt (tons)	683	1,151	3,724	5,062

	Three months ended		Year ended
Pricing	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Aggregates (per ton)	$12.70	$11.15	$12.07	$11.16
Cement (per ton)	141.77	121.60	134.66	120.24
Ready-mix concrete (per cubic yards)	146.01	122.04	136.47	120.47
Asphalt (per ton)	76.71	62.48	72.65	61.05

	Three months ended		Year ended
	Percentage Change in		Percentage Change in
Year over Year Comparison	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	(17.0)%	13.9%	(7.3)%	8.2%
Cement (per ton)	1.7%	16.6%	4.2%	12.0%
Ready-mix concrete (per cubic yards)	(25.4)%	19.6%	(13.5)%	13.3%
Asphalt (per ton)	(40.7)%	22.8%	(26.4)%	19.0%

	Three months ended		Year ended
	Percentage Change in		Percentage Change in
Year over Year Comparison (Excluding acquisitions & divestitures)	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	(12.0)%	14.4%	(3.6)%	8.9%
Cement (per ton)	1.7%	16.6%	4.2%	12.0%
Ready-mix concrete (per cubic yards)	(16.3)%	20.7%	(5.2)%	14.6%
Asphalt (per ton)	(12.3)%	19.3%	(3.3)%	16.9%

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business
($ and Units in thousands, except pricing information)

	Three months ended December 31, 2022
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	13,036	$12.70	$165,549	$(29,953)	$135,596
Cement	646	141.77	91,565	(905)	90,660
Materials			$257,114	$(30,858)	$226,256
Ready-mix concrete	1,082	146.01	158,007	(58)	157,949
Asphalt	683	76.71	52,406	(45)	52,361
Other Products			73,470	(62,252)	11,218
Products			$283,883	$(62,355)	$221,528

	Year ended December 31, 2022
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	59,525	$12.07	$718,492	$(134,499)	$583,993
Cement	2,533	134.66	341,082	(8,564)	332,518
Materials			$1,059,574	$(143,063)	$916,511
Ready-mix concrete	5,043	136.47	688,185	(235)	687,950
Asphalt	3,724	72.65	270,542	(324)	270,218
Other Products			346,582	(287,731)	58,851
Products			$1,305,309	$(288,290)	$1,017,019

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Non-GAAP Financial Measures
($ in thousands, except share and per share amounts)
The tables below reconcile our net income to Adjusted EBITDA by segment for the three months and years ended December 31, 2022 and January 1, 2022.

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended December 31, 2022
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$42,729	$16,955	$39,059	$(68,417)	$30,326
Interest (income) expense	(4,643)	(3,090)	(5,531)	37,505	24,241
Income tax expense	478	—	—	11,034	11,512
Depreciation, depletion and amortization	26,136	14,227	8,208	893	49,464
EBITDA	$64,700	$28,092	$41,736	$(18,985)	$115,543
Accretion	261	415	(173)	—	503
Loss on debt financings	—	—	—	1,737	1,737
Tax receivable agreement benefit	—	—	—	612	612
Loss (gain) on sale of businesses	—	1,700	—	284	1,984
Non-cash compensation	—	—	—	3,289	3,289
Other	(21)	47	—	(4,403)	(4,377)
Adjusted EBITDA	$64,940	$30,254	$41,563	$(17,466)	$119,291
Adjusted EBITDA Margin (1)	22.5%	24.2%	42.4%		23.3%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended January 1, 2022
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$38,913	$30,393	$29,417	$(54,333)	$44,390
Interest (income) expense	(3,635)	(2,739)	(4,778)	30,856	19,704
Income tax expense	337	(95)	—	10,636	10,878
Depreciation, depletion and amortization	23,962	19,880	10,150	976	54,968
EBITDA	$59,577	$47,439	$34,789	$(11,865)	$129,940
Accretion	221	437	89	—	747
Tax receivable agreement benefit	—	—	—	(6,779)	(6,779)
(Gain) loss on sale of businesses	53	(4,745)	—	—	(4,692)
Non-cash compensation	—	—	—	4,830	4,830
Other	(13)	239	—	—	226
Adjusted EBITDA	$59,838	$43,370	$34,878	$(13,814)	$124,272
Adjusted EBITDA Margin (1)	21.2%	22.6%	44.0%		22.5%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Year ended December 31, 2022
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$196,586	$118,635	$110,017	$(149,295)	$275,943
Interest (income) expense	(17,123)	(11,857)	(20,463)	136,412	86,969
Income tax expense (benefit)	3,025	(106)	—	82,626	85,545
Depreciation, depletion and amortization	96,939	61,697	35,968	3,233	197,837
EBITDA	$279,427	$168,369	$125,522	$72,976	$646,294
Accretion	953	1,600	60	—	2,613
Loss on debt financings	—	—	—	1,737	1,737
Tax receivable agreement benefit	—	—	—	1,566	1,566
Gain on sale of businesses	—	(40,952)	—	(131,437)	(172,389)
Non-cash compensation	—	—	—	18,347	18,347
Other	177	186	—	(7,055)	(6,692)
Adjusted EBITDA	$280,557	$129,203	$125,582	$(43,866)	$491,476
Adjusted EBITDA Margin (1)	22.1%	21.8%	35.1%		22.1%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Year ended January 1, 2022
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$181,253	$122,321	$95,352	$(244,645)	$154,281
Interest (income) expense	(11,460)	(8,872)	(17,217)	129,789	92,240
Income tax expense	2,697	114	—	41,545	44,356
Depreciation, depletion and amortization	98,596	84,912	38,685	4,249	226,442
EBITDA	$271,086	$198,475	$116,820	$(69,062)	$517,319
Accretion	874	1,711	339	—	2,924
Loss on debt financings	—	—	—	6,016	6,016
Tax receivable agreement benefit	—	—	—	(6,779)	(6,779)
Gain on sale of businesses	(355)	(19,656)	—	—	(20,011)
Non-cash compensation	—	—	—	19,705	19,705
Other	(45)	953	—	—	908
Adjusted EBITDA	$271,560	$181,483	$117,159	$(50,120)	$520,082
Adjusted EBITDA Margin (1)	23.2%	23.7%	39.3%		23.3%
________________________________________________
(1) Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of net revenue.

The table below reconciles our net income attributable to Summit Materials, Inc. to adjusted diluted net income per share for the three months and years ended December 31, 2022 and January 1, 2022. The per share amount of the net income attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted diluted net income per share.

	Three months ended				Year ended
	December 31, 2022		January 1, 2022		December 31, 2022		January 1, 2022
Reconciliation of Net Income Per Share to Adjusted Diluted EPS	Net Income	Per Equity Unit	Net Income	Per Equity Unit	Net Income	Per Equity Unit	Net Income	Per Equity Unit
Net income attributable to Summit Materials, Inc.	$29,835	$0.25	$43,838	$0.36	$272,145	$2.25	$152,184	$1.25
Adjustments:
Net income attributable to noncontrolling interest	491	—	552	—	3,798	0.03	2,097	0.02
Loss (gain) on sale of businesses, net of tax	5,601	0.05	(3,567)	(0.03)	(125,374)	(1.03)	(15,108)	(0.12)
Loss on debt financings	1,737	0.01	—	—	1,737	0.01	6,016	0.05
Adjusted diluted net income before tax related adjustments	37,664	0.31	40,823	0.33	152,306	1.26	145,189	1.20
Tax receivable agreement expense (benefit)	612	0.01	(6,779)	(0.05)	1,566	0.01	(6,779)	(0.06)
Adjusted diluted net income	$38,276	$0.32	$34,044	$0.28	$153,872	$1.27	$138,410	$1.14
Weighted-average shares:
Basic Class A common stock	118,399,588		120,603,529		119,747,056		119,415,448
LP Units outstanding	1,312,006		1,378,141		1,313,203		1,867,853
Total equity units	119,711,594		121,981,670		121,060,259		121,283,301

The following table reconciles operating income to Adjusted Cash Gross Profit and Adjusted Cash Gross Profit Margin for the three months and years ended December 31, 2022 and January 1, 2022.

	Three months ended		Year ended
	December 31,	January 1,	December 31,	January 1,
Reconciliation of Operating Income to Adjusted Cash Gross Profit	2022	2022	2022	2022
($ in thousands)
Operating income	$65,044	$57,184	$269,047	$253,065
General and administrative expenses	50,684	50,274	190,218	196,728
Depreciation, depletion, amortization and accretion	49,967	55,715	200,450	229,366
Gain on sale of property, plant and equipment	(4,077)	(1,569)	(10,370)	(5,900)
Adjusted Cash Gross Profit (exclusive of items shown separately)	$161,618	$161,604	$649,345	$673,259
Adjusted Cash Gross Profit Margin (exclusive of items shown separately) (1)	31.6%	29.2%	29.2%	30.2%
_______________________________________________________
(1) Adjusted Cash Gross Profit Margin is defined as Adjusted Cash Gross Profit as a percentage of net revenue.

The following table reconciles net cash provided by operating activities to free cash flow for the three months and years ended December 31, 2022 and January 1, 2022.

	Three months ended		Year ended
	December 31,	January 1,	December 31,	January 1,
($ in thousands)	2022	2022	2022	2022
Net income	$30,326	$44,390	$275,943	$154,281
Non-cash items	64,719	59,211	117,621	253,976
Net income adjusted for non-cash items	95,045	103,601	393,564	408,257
Change in working capital accounts	56,862	50,955	(109,466)	(46,328)
Net cash provided by operating activities	151,907	154,556	284,098	361,929
Capital expenditures, net of asset sales	(70,649)	(39,065)	(251,359)	(200,308)
Free cash flow	$81,258	$115,491	$32,739	$161,621

Contact:

Andy Larkin
VP, Investor Relations
andy.larkin@summit-materials.com
720-618-6013